EXHIBIT 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Investor Relations Manager	Corporate Communications Director
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823
HUTCHINSON TECHNOLOGY ADDS GARY D. HENLEY
TO ITS BOARD OF DIRECTORS
     HUTCHINSON, Minn., June 5, 2008 — Hutchinson Technology Incorporated (NASDAQ: HTCH) announced today that Gary D. Henley has been elected to the company’s board of directors.
     Henley, 59, is a director and the president and chief executive officer of Wright Medical Group, Inc. (NASDAQ: WMGI), a position he has held since April 2006. Wright Medical Group, Inc. is a global orthopaedic medical device company specializing in the design, manufacture and marketing of reconstructive joint devices and biologics. Prior to joining Wright Medical, Henley was an executive with Orthofix International N.V., a diversified orthopaedic products company, from 1997 to 2006 and served as president of its Americas Division from 2002 to 2006.
     Henley also served as president of the Endoscopy Video Division of Smith & Nephew Richards, Inc. from 1987 until 1996 and as president and chief executive officer of Cecorp, Inc., a maker of surgical visualization devices for the arthroscopic and endoscopic markets, from 1982 until 1987.
     “Gary brings over 25 years of experience in the medical device industry and is an excellent addition to our board,” said Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer. “His insight and experience will be valuable as we progress toward our long-term goal of establishing our InSpectra® StO2 Tissue Oxygenation Monitor as the standard for measuring tissue perfusion in multiple critical care settings.” Fortun noted that Henley is being added to the board as a part of ongoing board member succession planning and that he will serve on the board’s competitive excellence committee.
     Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company’s Disk Drive Components Division is the leading worldwide supplier of suspension assemblies for disk drives. The company’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care.
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